Exhibit 4.37

TRANSACTION AGREEMENT

This Agreement (this “Agreement”) dated March      , 2002 is by and between EpicEdge, Inc. (the “Company”) and Patrick Loche (“Loche”).

RECITALS:

WHEREAS, the Company anticipates closing a debt and equity financing concurrent with or soon after the date hereof (the “Financing”); and

WHEREAS, as a condition precedent to the Financing, the Company and Loche must reach a resolution regarding and amend certain terms of historical transactions between Loche and the Company.

AGREEMENT:

NOW THEREFORE, BE IT RESOLVED, for good and valuable consideration, the parties agree as follows:

1.      Termination of Memorandum of Terms.

(a)        Loche and the Company hereby mutually agree that the Memorandum of Terms dated June 21, 2001, as amended, is hereby terminated and is of no further force or effect; such that the Company shall not remain obligated or liable for any obligations that may have occurred or arisen thereunder, and

(b)       Loche hereby irrevocably and unconditionally releases the Company, its respective shareholders, officers, directors, employees and agents from any and all claims of every kind, whether known or unknown, based upon any fact or matter relating to such Memorandum of Terms.

2.      Termination of Security Interest.  Loche hereby agrees and acknowledges he does not hold any security interest in any assets of the Company, either tangible or intangible; provided, however, if such security interest does exist, Loche hereby irrevocably and unconditionally releases such security interest.  Loche further agrees to sign and execute, alone or with the Company, any financing statement or other document necessary to terminate any currently existing security interest he holds in any assets of the Company, including the execution of UCC-3 or similar forms.

3.      Release and Complete Defense.  Loche in acknowledging the transactions effected hereunder, hereby agrees and by this Agreement does irrevocably and unconditionally release the Company, as well as its agents, officers, directors, successors, assigns, agents, advisors, attorneys and other representatives, from or concerning any and all losses, claims, charges, causes of action or other liabilities, whether in contract or tort, known or unknown, arising out of or relating in any way to the termination of the Memorandum of Terms, any security interest, or any other matters related thereto.  This release is for any and all relief to the fullest extent permitted by law, no matter how denominated, including, but not limited to, compensatory damages, punitive damages, attorneys’ fees and costs actually incurred, or any other losses or damages, arising from any undertakings by the Company.  Loche expressly acknowledges that the benefits being offered to Loche in this Agreement and in connection with the Financing constitute consideration for the foregoing release that is in addition to anything of value to which Loche is already entitled from the Company and its affiliates.

4.      Waivers and Amendments.  Any provision of this Agreement may be amended, waived or modified upon the written consent of the Company, with the approval of the Board of Directors, and Loche.

5.      Successors and Assigns.  The provisions hereof shall inure to the benefit of, and be binding upon, the successors, heirs and assigns of the parties hereto.

6.      Governing Law.  This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict laws provisions of the State of Texas or of any other state.

7.      Entire Agreement.  This agreement constitutes the entire understanding and agreement between the parties with regard to the subjects hereof.

8.      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date and year first written above.

EPICEDGE, INC.

By:

Name:

Title:

Patrick Loche

[Signature Page to EpicEdge,Inc. Transaction Agreement]